Exhibit 99.1

2400 Xenium Lane North, Plymouth, MN 55441 ▪ (763) 551-5000 ▪ www.christopherandbanks.com

FOR:	Christopher & Banks Corporation

COMPANY CONTACT:	Peter Michielutti
Senior Vice President,
Chief Financial Officer
(763) 551-5000

INVESTOR RELATIONS CONTACT:	Jean Fontana
ICR, Inc.
(646) 277-1214

CHRISTOPHER & BANKS CORPORATION REPORTS RESULTS FOR THE
THIRTEEN WEEK PERIOD ENDED NOVEMBER 2, 2013
- Provides Outlook for Fourth Quarter of Fiscal 2013 -

Minneapolis, MN, December 4, 2013 - Christopher & Banks Corporation (NYSE: CBK), a specialty women’s apparel retailer, today reported results for the thirteen week period ended November 2, 2013.

Results for the Thirteen Week Period Ended November 2, 2013**

•	Same-store sales increased 4.9%, as compared to the thirteen weeks ended November 3, 2012; this follows a 13.6% same-store sales increase in last year’s third quarter.

•
Net sales totaled $118.1 million, as compared to $117.3 million for the thirteen weeks ended October 27, 2012. During the quarter, the Company operated an average of 7.3% fewer stores than during the comparable period last year, reflecting its store rationalization program.

•
Operating income was $8.6 million. This compares to operating income of $3.6 million for the same period last year, which included approximately $333,000 in pre-tax expenses related to restructuring charges.

•
Net income totaled $8.6 million, or $0.23 per diluted share. Net income for the thirteen weeks ended October 27, 2012 totaled $3.6 million, or $0.10 per diluted share, including the above mentioned $333,000 pretax restructuring charge, or $0.01 per diluted share.

LuAnn Via, President and Chief Executive Officer, commented, “Our momentum continued in the third quarter as reflected in our sixth consecutive quarter of comparable store sales growth and strong bottom line results. We attribute our positive performance to the continued refinement of our merchandise strategy, greater focus on targeted marketing programs, optimization of our multi-channel opportunities and our enhanced store experience. As we head into the holiday season we believe that our merchandise assortment and our marketing program offer our customer the right balance of quality and price to meet her needs. That said, we expect the promotional environment to remain aggressive, and we will remain diligent in managing inventory levels and operating costs, accordingly. We look forward to a solid ending to a challenging 2013 retail environment and we remain confident in our three-year growth plan.”

_______________

**
In this release, except where otherwise noted, financial results for the thirteen weeks ended November 2, 2013 (the third fiscal quarter of fiscal 2013) are compared to the thirteen weeks ended October 27, 2012 (the third fiscal quarter of fiscal 2012).

Balance Sheet Highlights and Capital Expenditures
Cash, cash-equivalents and investments totaled $47.1 million as of November 2, 2013. Inventory per store, excluding in-transit and eCommerce inventory, decreased approximately 10% on a per-store basis as of November 2, 2013, as compared to October 27, 2012. For the thirteen week period ended November 2, 2013, the Company had no outstanding borrowings under its revolving credit facility and capital expenditures totaled approximately $3.0 million.

Outlook for the 2013 Fourth Quarter and Fiscal Year
For the fourth quarter of fiscal 2013, the Company expects:

•	same-store sales to increase in the low single digit range for the thirteen weeks ended February 1, 2014, as compared to the same period last year;

•	average store count to be down 6.8%, as compared to last year’s fourth fiscal quarter, reflecting its store rationalization program;

•	approximately 100 to 150 bps of gross margin improvement, as compared to last year’s fourth fiscal quarter;

•	SG&A to decline in absolute dollars due to the fifty-third week in last year’s fourth quarter, offset to some extent by increases in marketing spend and in benefit costs;

•	overall SG&A dollars to be between 30.0% to 30.5% as a percent of net sales, as compared to 30.0% in last year’s fourth fiscal quarter;

•	to recognize a nominal amount of tax benefit, as the Company’s tax provisions will continue to be affected by the valuation allowance on the Company’s deferred tax assets; and

•	inventory levels to continue to show improvement in turns.

For the 2013 fiscal year, the Company expects:

•	capital expenditures to be approximately $9.0 million to $9.5 million;

•	to have opened six outlet stores, two new MPW stores and to have converted forty existing stores to twenty MPW stores;

•	average store count to be down 8.4%, as compared to the comparable prior year period;

•	depreciation and amortization to be between $13.0 and $13.5 million; and

•	to end the year with between 560 to 565 stores.

Conference Call Information
The Company will discuss its third quarter results in a conference call scheduled for today, December 4, 2013, at 8:30 a.m. Eastern time. The conference call will be simultaneously broadcast live over the Internet at http://www.christopherandbanks.com. An online archive of the broadcast will be available within approximately one hour of the completion of the call and will be accessible at http://www.christopherandbanks.com until January 4, 2014. In addition, an audio replay of the call will be available shortly after its conclusion and will be archived until December 11, 2013. This call may be accessed by dialing 1-888-765-5546 and using the passcode 1171971.

About Christopher & Banks
Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing. As of December 4, 2013, the Company operates 593 stores in 44 states consisting of 363 Christopher & Banks stores, 150 stores in its women’s plus size clothing division CJ Banks, 49 MPW stores and 31 outlet stores. The Company also operates the www.ChristopherandBanks.com and www.CJBanks.com e-commerce websites.

Keywords: Christopher & Banks, CJ Banks, Women’s Clothing, Plus Size Clothing, Petites, Extended Sizes, Outfits.

Forward-Looking Statements
Certain statements in this press release are forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “believe” and similar expressions and include the statements: (i) that as the Company heads into the holiday season it believes that its merchandise assortment and its marketing program offer our customer the right balance of quality and price to meet her needs; (ii) that the Company expects the promotional environment to remain aggressive in the fourth quarter and intends to remain diligent in managing inventory levels and operating costs, accordingly; (iii) that the Company looks forward to a solid ending to a challenging 2013 retail environment and remains confident in its three-year growth plan; (iv) that for the fourth fiscal quarter the Company expects same-store sales will increase in the low single digit range for the thirteen weeks ended February 1, 2014, as compared to the same period last year; (v) that for the fourth fiscal quarter the Company expects average store count will be down 6.8%, as compared to last year’s fourth fiscal quarter, reflecting its store rationalization program; (vi) that for the fourth fiscal quarter the Company expects approximately 100 to 150 bps of gross margin improvement, as compared to last year’s fourth fiscal quarter; (vii) that for the fourth fiscal quarter the Company expects SG&A to decline in absolute dollars due to the fifty-third week in last year’s fourth quarter, offset to some extent by increases in marketing spend and in benefit costs; (viii) that for the fourth fiscal quarter the Company expects overall SG&A dollars to be between 30.0% to 30.5% as a percent of net sales, as compared to 30.0% in last year’s fourth fiscal quarter; (ix) that the Company expects to recognize a nominal amount of tax benefit for the fourth quarter, as the Company’s tax provisions will continue to be affected by the valuation allowance on the Company’s deferred tax assets; (x) that for the fourth fiscal quarter the Company expects inventory levels to continue to show improvement in turns; (xi) that for fiscal 2013 the Company expects capital expenditures to be approximately $9.0 million to $9.5 million; (xii) that for fiscal 2013 the Company expects to have opened six outlet stores, two new MPW stores and to have converted forty existing stores to twenty MPW stores; (xiii) that for fiscal 2013 the Company expects average store count to be down 8.4%, as compared to the comparable prior year period; (xiv) that for fiscal 2013 the Company expects depreciation and amortization to be between $13.0 and $13.5 million; and (xv) that the Company expects to end fiscal 2013 with between 560 to 565 stores. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our actual results to differ materially from those expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to: (i) the inherent difficulty in forecasting consumer buying and retail traffic patterns which may be affected by factors beyond our control, such as a weakness in overall consumer demand; adverse weather, economic or political conditions; and shifts in consumer tastes or spending habits that result in reduced sales or gross margins; (ii) lack of acceptance of the Company’s fashions, including its seasonal fashions; (iii) the ability of the Company’s infrastructure and systems to adequately support our operations; (iv) the effectiveness of the Company’s brand awareness, marketing programs and efforts to enhance the in-store experience; (v) the possibility that, because of poor customer response to our merchandise, management may determine it is necessary to sell merchandise at lower than expected margins or at a loss; (vi) the failure to successfully implement the Company’s strategic and tactical plans; (vii) general economic conditions could lead to a reduction in store traffic and in consumer spending on women’s apparel; (viii) fluctuations in the levels of the Company’s sales, expenses or earnings; and (ix) risks associated with the performance and operations of the Company’s Internet operations.

Readers are cautioned not to place undue reliance on these forward-looking statements which are based on current expectations and speak only as of the date of this release. The Company does not assume any obligation to update or revise any forward-looking statement at any time for any reason.

Certain other factors that may cause actual results to differ from such forward-looking statements are included in the Company’s periodic reports filed with the Securities and Exchange Commission and available on the Company’s website under “Investor Relations” and you are urged to carefully consider all such factors.

# # #

CHRISTOPHER & BANKS CORPORATION
UNAUDITED CONDENSED CONSOLITED STATEMENTS OF OPERATIONS
FOR THE THIRTEEN AND THIRTY-NINE WEEKS ENDED
NOVEMBER 2, 2013 AND OCTOBER 27, 2012
(in thousands, except per share data)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	November 2,	October 27,	November 2,	October 27,
	2013	2012	2013	2012

Net sales	$118,077	$117,263	$330,829	$314,321

Costs and expenses:
Merchandise, buying and occupancy	73,126	75,952	213,891	222,671
Selling, general and administrative	33,231	32,917	97,477	94,376
Depreciation and amortization	3,107	4,445	9,927	14,384
Impairment and restructuring	—	333	140	(5,161)
Total costs and expenses	109,464	113,647	321,435	326,270

Operating income (loss)	8,613	3,616	9,394	(11,949)

Interest income (expense)	(46)	6	(146)	96

Income (loss) before income taxes	8,567	3,622	9,248	(11,853)

Income tax provision (benefit)	(45)	39	272	173

Net income (loss)	$8,612	$3,583	$8,976	$(12,026)

Basic income (loss) per share:

Net income (loss)	$0.24	$0.10	$0.25	$(0.34)

Basic shares outstanding	36,244	35,643	36,234	35,626

Diluted income (loss) per share:

Net income (loss)	$0.23	$0.10	$0.24	$(0.34)

Diluted shares outstanding	37,031	36,030	37,092	35,626

CHRISTOPHER & BANKS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	Thirty-Nine Weeks Ended
	November 2,	October 27,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$27,492	$33,209
Short-term investments	14,287	—
Merchandise inventories	49,250	58,186
Other current assets	13,386	8,227
Total current assets	104,415	99,622

Property, equipment and improvements, net	37,617	44,964

Other assets:
Long-term investments	5,275	—
Other assets	347	414
Total other assets	5,622	414

Total assets	$147,654	$145,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$18,887	$27,554
Accrued salaries, wages and related expenses	8,765	3,823
Other accrued liabilities	24,143	23,520
Total current liabilities	51,795	54,897

Non-current liabilities:
Deferred lease incentives	5,048	6,240
Deferred rent obligations	2,833	3,148
Other non-current liabilities	1,556	1,929
Total non-current liabilities	9,437	11,317

Stockholders' equity:
Common stock	462	468
Additional paid-in capital	121,621	118,900
Retained earnings	77,054	72,129
Common stock held in treasury	(112,711)	(112,711)
Accumulated other comprehensive loss	(4)	—
Total stockholders' equity	86,422	78,786

Total liabilities and stockholders' equity	$147,654	$145,000

CHRISTOPHER & BANKS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THIRTY-NINE WEEKS ENDED
NOVEMBER 2, 2013 AND OCTOBER 27, 2012
(in thousands)

	Thirty-Nine Weeks Ended
	November 2,	October 27,
	2013	2012
Cash flows from operating activities:
Net income (loss)	$8,976	$(12,026)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	9,927	14,384
Impairment of store assets	140	139
Amortization of premium on investments	39	11
Amortization of financing costs	55	18
Deferred lease related liabilities	(1,266)	(3,100)
Stock-based compensation expense	1,973	1,536
Loss on disposal of assets	7	34
Gain on investments, net	—	(531)
Changes in operating assets and liabilities:
Increase in accounts receivable	(1,067)	(977)
Increase in merchandise inventories	(6,546)	(18,732)
(Increase) decrease in prepaid expenses and other current assets	(1,507)	524
Decrease in income taxes receivable	48	352
(Increase) decrease in other assets	(2)	184
(Decrease) increase in accounts payable	(3,787)	8,088
Increase (decrease) in accrued liabilities	5,740	(7,405)
Decrease in lease termination liabilities	—	(8,032)
(Decrease) increase in other liabilities	(51)	10
Net cash provided by (used in) operating activities	12,679	(25,523)

Cash flows from investing activities:
Purchases of property, equipment and improvements	—	35
Proceeds from sale of furniture, fixtures and equipment	(6,332)	(3,113)
Purchases of available-for-sale investments	(22,245)	—
Redemptions of available-for-sale investments	2,639	21,403
Net cash (used in) provided by investing activities	(25,938)	18,325

Cash flows from financing activities:
Shares redeemed for payroll taxes	(198)	(25)
Deferred financing costs	—	(350)
Exercise of stock options	210	—
Net cash provided by (used in) financing activities	12	(375)

Net decrease in cash and cash equivalents	(13,247)	(7,573)
Cash and cash equivalents at beginning of period	40,739	40,782
Cash and cash equivalents at end of period	$27,492	$33,209